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                        Automatic Reinsurance Agreement
                        effective March 1, 2002

                        between

                        MONY LIFE INSURANCE COMPANY
                        New York, New York

                                and

                        MONY LIFE INSURANCE COMPANY OF AMERICA
                        Phoenix, Arizona
                        (hereinafter called the Ceding Company)

                        and

                        MUNICH AMERICAN REASSURANCE COMPANY
                        Atlanta, Georgia
                        (hereinafter called MARC)

                        Treaty ID: 2623

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                                TABLE OF CONTENTS

Article I               Basis of Reinsurance                                  1
Article II              Mode of Notification and Cession                      2
Article III             Liability of MARC                                     2
Article IV              Plan of Reinsurance                                   2
Article V               Reinsurance Premiums                                  3
Article VI              Tax Procedures                                        3
Article VII             Claims                                                4
Article VIII            Policy Changes                                        5
Article IX              Accounting                                            6
Article X               Expenses of Original Policy                           6
Article XI              Errors and Omissions                                  7
Article XII             Retention Limit Changes (Recapture)                   7
Article XIII            Inspection of Records                                 7
Article XIV             Insolvency                                            7
Article XV              Arbitration                                           8
Article XVI             Parties to Agreement; Entire Agreement                9
Article XVII            Duration of Agreement; Termination                    9
Article XVIII           Confidentiality                                      11
Article XIX             Effective Date; Execution                            13

Exhibit I               Underwriting Guidelines
Exhibit II              Limits and Special Conditions for the First Excess
Exhibit III             Retention Limits of the Ceding Company
Exhibit IV              Life Reinsurance Premiums
Exhibit V               Accidental Death Reinsurance Premiums
Exhibit VI              List of Risks Reinsured
Exhibit VII             List of Amendments
Exhibit VIII            In-Force Summary Form

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ARTICLE I               BASIS OF REINSURANCE

                1. On and after the effective date of this agreement, the Ceding Company will automatically cede to MARC a share of the risk as defined in Exhibit II. MARC will automatically accept such share of the risk within the limits shown in Exhibit II, provided the Ceding Company keeps its retention share and applies its agreed upon underwriting standards. The Ceding Company's regular retention limits are shown in Exhibit III. The underwriting standards are explained in paragraph 7 of this article.

                2. If the Ceding Company is already on the risk for its regular retention under previously issued policies, MARC will automatically accept reinsurance up to the limits shown in Exhibit II, provided the Ceding Company has applied the same underwriting rules it would have applied if the new policy had fallen completely within its regular retention.

                3. If the Ceding Company retains less than its regular retention on a risk, MARC will automatically accept an amount not exceeding the amount retained by the Ceding Company on the current application.

                        Facultative Submissions

                4. The Ceding Company may submit any risk that is eligible for automatic reinsurance to MARC for its underwriting opinion. If such risk is acceptable, it will be reinsured automatically under this agreement.

                5. In addition, the Ceding Company may apply to MARC for facultative reinsurance of any individual life risk that is issued on a policy plan covered under this agreement. An application may include waiver of premium disability or accidental death benefits with life.

                6. The Ceding Company will make such facultative submissions by sending MARC copies of all papers relating to the insurability of the risk, together with a Reinsurance Submission Form (Exhibit I). MARC will examine the papers and notify the Ceding Company of its underwriting action promptly. Any offer made by MARC will expire as indicated in the offer unless the Ceding Company withdraws its application earlier. If no expiration date is shown in the offer, the offer will expire after 120 days from the date of the offer. The Ceding Company must notify MARC of its acceptance of an offer before the expiration of the offer and during the lifetime of the insured.

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                        Underwriting Standards

                7. The Ceding Company will use the agreed upon underwriting guidelines in Exhibit I Underwriting Guidelines and their normal underwriting guidelines for fully underwritten risks to determine underwriting risk classifications. The Ceding Company should discuss any proposed changes in underwriting standards, requirements, or other criteria with MARC before implementation.

ARTICLE II              MODE OF NOTIFICATION AND CESSION

                1. There will be no individual cessions for risks reinsured hereunder. Instead, each month the Ceding Company will supply MARC with three lists containing the information shown in Exhibit VI, "List of Risks Reinsured," Exhibit VII, "List of Amendments," and Exhibit VIII, "In-Force Summary." The Ceding Company will submit all monthly lists to MARC no later than the tenth day of the following month.

                2. If the Ceding Company chooses to report its reinsurance transactions via electronic media, it will consult with MARC to determine the appropriate format. The Ceding Company will notify MARC before making any changes in the data format or code structure of any such reports.

ARTICLE III             LIABILITY OF MARC

                        For automatic reinsurances, MARC's liability will begin at the same time as the Ceding Company's liability. For facultative submissions, MARC's liability will begin at the same time as the Ceding Company's liability if all the requirements of Articles I and II have been met.

ARTICLE IV              PLAN OF REINSURANCE

                1. Life reinsurance will be ceded on a monthly renewable term basis for the Reinsurance Death Benefit.

                        Reinsurance Death Benefit

                2. The Reinsurance Death Benefit will be rounded to the nearest dollar and will equal the Proportion of the Policy Reinsured multiplied by the difference between the death benefit and the cash value included in the death benefit. Proportion of the Policy Reinsured

                3. The Proportion of the Policy Reinsured will be the First Excess divided by the sum of the First Excess and the Ceding Company's retention.

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                        Increases and Decreases

                4. Any increase or decrease in the death benefit will be shared proportionately by the Ceding Company and MARC until the Ceding Company has reached its retention limit. Additional increases will be assumed by MARC subject to the provisions for increased amounts specified in Article VIII and Exhibit II.

                        Additional Benefits

                5. Reinsurance of waiver of premium disability and accidental death benefits will agree with the Ceding Company's original policy forms. The Ceding Company must furnish MARC with copies of its waiver of premium disability and accidental death riders and keep MARC informed of any changes.

                6. MARC will not participate in gross annual premiums and policy fees paid by the policyholder, expense charges, cash values, accumulation fund amounts, dividends, nor any benefits not expressly referred to herein.

ARTICLE V               REINSURANCE PREMIUMS

                1.      The reinsurance premium rates for life insurance are in
                        Exhibit IV. Any annual rates in Exhibits IV will be divided by twelve to determine monthly rates. Such monthly rates will be rounded to four decimal places.

                2. The Ceding Company will pay the reinsurance premiums on a monthly basis at the beginning of each calendar month following the date of issue. No premium will be due for the calendar month of issue, nor will there be any adjustment for unearned premiums for any month in which any reinsurance is reduced or terminated. Any scheduled change in reinsurance premiums effective on a policy anniversary will be deemed effective on the first day of the calendar month following such anniversary.

                3. MARC cannot guarantee the life reinsurance premium rates for more than one year; however, MARC expects to continue accepting premiums on these rates indefinitely.

ARTICLE VI              TAX PROCEDURES

                1. MARC will not reimburse the Ceding Company for a share of any such state premium taxes the Ceding Company has to pay.

                2. Both companies hereby enter into an election under Treasury Regulations Section 1.848-2(g)(8) whereby:

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                        a.      For each taxable year under this agreement, the
                                party with net positive consideration, as defined in Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1).

                        b. Both companies agree to exchange information about the amount of net consideration for all reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

                        c. This election will be effective as of the beginning of the taxable year that includes the effective date of this agreement. This election will remain in effect for all future taxable years for which this agreement remains in effect.

ARTICLE VII             CLAIMS

                1. If the Ceding Company pays a claim in full, MARC will pay the Ceding Company the full Reinsurance Death Benefit. If the Ceding Company pays less than the full amount of a claim, MARC and the Ceding Company will share proportionately in the reduction.

                2. If any special expenses are involved in the settlement of a claim, MARC and the Ceding Company will share the expenses proportionately. Such special expenses include, but are not limited to, court and arbitration costs, special investigations, etc. The following will not be considered special expenses:

                        a. Salaries of the Ceding Company's and MARC's employees

                        b. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable

                        c. Expenses, fees, settlements, or judgements arising out of or in connection with claims made against the Ceding Company for extra-contractual damages, such as punitive damages, bad faith damages, or compensatory damages that may arise from acts or omissions of the Ceding Company in its conduct with its own insured, policy owner, beneficiary or assignee of the policy, or others; provided, however, that MARC will pay its

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                                proportionate part of any such expenses, fees,
                                settlements, and judgements solely to the extent that such expenses, fees, settlements, and judgements result directly from acts or omissions of MARC, or acts or omissions of the Ceding Company to which MARC affirmatively consented in writing or that were directed, ratified, or agreed to by MARC in writing

                3. Both companies will share proportionately in any increase or reduction resulting from an insured's misstatement of age or sex.

                4. In every case of loss, any proofs acceptable to the Ceding Company will be sufficient for MARC. However, the Ceding Company must furnish MARC with copies of the proofs.

                        Contestable Claims

                5. The Ceding Company must give MARC advance notice of any contestable claim if fifty percent or more of the life or waiver of premium disability risk is reinsured by MARC. The Ceding Company must also give MARC advance notice of any contestable accidental death claim if the accidental death benefit is reinsured hereunder. On request, the Ceding Company will submit all papers relating to any such claim to MARC for its opinion before making any commitment or payment to the claimant.

ARTICLE VIII            POLICY CHANGES

                1. The Ceding Company will include any changes in the List of Amendments described in Exhibit VII.

                2. If the face amount or death benefit is increased according to procedures in the policy, the Reinsurance Death Benefit and the Proportion of the Policy Reinsured will be recalculated. Such increases are subject to the submission of satisfactory evidence of insurability and will therefore be treated as new issues, subject to the provisions of Article I and the limitations shown in
                        Exhibit II. Reinsurance premiums for such increased amounts will be calculated as for other new issues.

                3. If any portion of the total insurance retained by the Ceding Company on any life is reduced or terminated, the amount of reinsurance carried by the Ceding Company on that life will be reduced by a like amount. The reinsurance on the policy or policies reduced or terminated will be the first to be reduced. If further reduction in reinsurance is required, the cessions to be reduced or terminated will be determined by the order in which they were reinsured. The first to be

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                        reinsured would be the first to be reduced or
                        terminated, and so on. If the reinsurance is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

                4. If a policy is reinstated in accordance with its terms and the Ceding Company's regular reinstatement rules, MARC will restore the reinsurance coverage as if no change had occurred. However, MARC's approval will be required prior to reinstatement of the reinsurance if the policy was facultatively reinsured hereunder and the Ceding Company's regular reinstatement rules require more evidence of insurability than a Statement of Good Health. Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the reinsurance premiums that would have accrued had the policy not lapsed, together with interest at the same rate as the Ceding Company receives under its policy.

ARTICLE IX              ACCOUNTING

                1. Within the first ten days of each calendar month, the Ceding Company will send MARC the List of Risks Reinsured, the List of Amendments, and the In-Force Summary, including all the information required by Exhibits VI, VII and VIII.

                2. If the Ceding Company owes MARC, it will remit the amount owed with the statement. MARC will remit any amount it owes the Ceding Company within twenty working days after receiving the statement.

                3. Claim payments will be settled individually when they are due.

                4. Any debts or credits, in favor of or against either MARC or the Ceding Company with respect to this agreement or any other reinsurance agreement between the Ceding Company and MARC, are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid. The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE X               EXPENSES OF ORIGINAL POLICY

                        The Ceding Company will pay for all medical examinations, inspection fees, and other charges incurred in issuing policies.

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ARTICLE XI              ERRORS AND OMISSIONS

                1. Errors and omissions on any statement or reinsurance record will not affect MARC's liability for any reinsurance under this agreement. Any error affecting reinsurance premiums will be rectified as soon as possible after discovery.

                2. If the failure of either party to comply with any provision of this agreement is unintentional or the result of a misunderstanding or oversight, both parties will be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

                3. This article will not apply to any facultative submission until the Ceding Company has notified MARC of its acceptance of MARC's offer in accordance with
                        Article I.

ARTICLE XII             RETENTION LIMIT CHANGES (RECAPTURE)

                        After 10 years, if the Ceding Company increases its maximum retention, the Ceding Company may recapture a portion of the risk ceded. The portion to be recaptured shall be in proportion to the Ceding Company's increase in maximum retention. The portion of risk that can be recaptured shall be:

                                The New Maximum Retention less
                                The Current Maximum Retention divided by
                                The Current Maximum Retention times
                                The Initial Proportion Retained

ARTICLE XIII            INSPECTION OF RECORDS

                        Both MARC and the Ceding Company will have the right to inspect all books, records, and documents relating to the reinsurance under this agreement. Both parties will have the right to make such inspections at any reasonable time at the office of the other party.

ARTICLE XIV             INSOLVENCY

                1. If the Ceding Company becomes insolvent, MARC will pay all reinsurance directly to the liquidator, receiver or statutory successor without reduction because of the insolvency. The liquidator, receiver, or statutory successor will give MARC written notice of any pending claims on policies reinsured hereunder. Such notice will be given within a reasonable time after a claim is filed in the insolvency proceeding.

                2. While any such claim is pending, MARC may investigate the

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                        claim and interpose in the name of the Ceding Company
                        (its liquidator, receiver, or statutory successor) at its own expense in the proceeding where such claim is to be adjudicated. Any expense thus incurred by MARC will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreements as though the Ceding Company had incurred such expense.

ARTICLE XV              ARBITRATION

                1. The Ceding Company and MARC specifically agree that, even if this reinsurance agreement has been terminated for new business, any dispute or difference of opinion arising out of or concerning the validity of this agreement will be submitted to and settled by a Panel of Arbitration.

                2. Either party may initiate arbitration by notifying the other party.

                3. The Panel of Arbitration will consist of three members unless the parties agree in writing to appoint and abide by the decision of a single arbitrator.

                        a. The two parties will name the single arbitrator within thirty days of their mutual agreement to use a single arbitrator.

                        b. Under a three-member Panel of Arbitration, each of the two parties will appoint an arbitrator. The arbitrators must be appointed within thirty days after receipt of the written notice initiating arbitration.

                        c. An arbitrator must be an active or retired executive from the life insurance industry. Each arbitrator must be knowledgeable about life insurance and life reinsurance and the aspect thereof that is the basis of the dispute or difference of opinion.

                        d. Within thirty days after the second of the appointments is made, the two arbitrators will appoint a third arbitrator. If the two arbitrators cannot agree on a third arbitrator within such time, the two arbitrators will obtain a list of at least five qualified and available arbitrators from the American Arbitration Association (AAA) or its successor organization. Within fifteen days, the two appointed arbitrators will select the third arbitrator from the list. If mutual agreement is again not reached within the

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                                prescribed time, the AAA will appoint the third
                                arbitrator as soon as possible.

                4. The Panel of Arbitration will not be bound by formal rules of legal procedure and will regard this agreement in accordance with equity and the customary practices of the life insurance and life reinsurance industries rather than from a strict interpretation of the law.

                5. The Panel of Arbitration will decide the issue by majority vote and render a written decision within sixty days after completion of the Panel of Arbitration unless MARC and the Ceding Company both agree to extend the period of deliberation. The arbitration proceedings will be held in New York, New York. The decision of the Panel of Arbitration will be accepted by MARC and the Ceding Company without right of appeal.

                6. Expenses of the individually selected arbitrators will be the responsibility of the appointing party. The expenses of the single or third arbitrator and all other costs of arbitration, including any fees due the American Arbitration Association, will be shared equally by MARC and the Ceding Company.

ARTICLE XVI             PARTIES TO AGREEMENT; ENTIRE AGREEMENT

                1. This is an agreement solely between the Ceding Company and MARC. MARC's acceptance of reinsurance hereunder will not create any right or legal relationship whatsoever between MARC and the insured or beneficiary under any policy that may be reinsured hereunder.

                2. This agreement represents the entire agreement between MARC and the Ceding Company concerning the business reinsured hereunder. There are no understandings between MARC and the Ceding Company other than as expressed in this agreement.

                3. Any change or modification of this agreement will be null and void unless made by an amendment to the agreement and signed by both MARC and the Ceding Company.

ARTICLE XVII            DURATION OF AGREEMENT; TERMINATION

                1. The duration of this agreement will be unlimited. However, either party to this agreement may terminate it at any time, for new business only, by giving thirty days' notice in writing to the other party. MARC will continue to accept reinsurance during the thirty-day period and will remain liable on all reinsurance already placed in force under the terms of this agreement until such contracts are terminated between the

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                        original insured and the Ceding Company.

                2. The payment of reinsurance premiums is a condition precedent to the liability of MARC for reinsurance under this agreement. In the event reinsurance premiums are not paid when due, MARC will have the right to terminate all reinsurance coverage of all policies on which reinsurance premiums are in arrears. If MARC elects to exercise this right of termination, it will give the Ceding Company thirty days' written notice of its intention to terminate said reinsurance. Such notice will be sent by certified mail, return receipt requested. The Ceding Company will have until the end of the thirty-day period to pay any premiums that are in arrears. If all the reinsurance premiums that are in arrears are not paid by the end of the thirty-day period, including any that came to be in arrears during the thirty-day period, MARC will be relieved of all liability under those policies as of the last date for which premiums have been paid for each policy. The reinsurance of policies on which reinsurance premiums subsequently become due will automatically terminate as of the last date for which premiums have been paid for each policy, unless the reinsurance premiums on those policies are paid when due. Terminated reinsurance may be reinstated, subject to MARC's approval, within thirty days of the date of termination, upon payment of all reinsurance premiums in arrears. MARC will have no liability for any claims incurred between the date of termination and the date of reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice MARC's right to collect premiums for the period during which reinsurance was in force.

ARTICLE XVIII           CONFIDENTIALITY

                1.      Privacy.

                        MARC agrees to treat Customer Information provided by the Ceding Company as confidential, as prescribed under Federal and State laws and regulations related to privacy. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Ceding Company. MARC may disclose such information to its retrocessionaires as necessary to perform its internal risk-management functions and to comply with retrocessionaire requirements. MARC may also disclose such information to its external auditors as necessary to comply with audit requirements. MARC will take reasonable steps to assure such outside parties maintain the confidentiality of Customer Information.

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                        MARC will furnish to the Ceding Company a copy of MARC's
                        privacy policy upon request.

                2.      Proprietary Information.

                        a. The Ceding Company and MARC acknowledge that compliance with the terms of this agreement requires that they exchange Proprietary Information with each other.

                        b. Proprietary Information includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines and decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, and the specific terms and conditions of this agreement.

                        c. Proprietary Information will not include information that:

                                i) is or becomes available to the general public other than as a result of disclosure by the party receiving the information (hereinafter the
                                        "Recipient");

                                ii)     is developed independently by the
                                        Recipient;

                                iii)    is acquired by the Recipient from a
                                        third party that is not known by the
                                        Recipient to be bound to keep the
                                        information confidential; or

                                iv) was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

                        d. MARC and the Ceding Company shall hold all Proprietary Information received from the Ceding Company in confidence and will not disclose such information except to their own directors, officers, employees, affiliates, and advisors (collectively the "Representatives") who need to know such information in connection with the proper execution of this agreement. MARC and the Ceding Company shall inform all Representatives of the confidentiality of the Proprietary Information and will direct such Representatives to treat the information accordingly.

                        e. MARC may disclose Proprietary Information to its retrocessionaires as necessary to perform its internal risk-management functions and to comply with retrocessionaire requirements. The Ceding Company or MARC may disclose Proprietary Information to its external auditors as necessary to comply with audit

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                                requirements. The parties will take reasonable
                                steps to assure such outside parties maintain the confidentiality of such Proprietary Information

                        f. Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will provide the other party with prompt notice prior to disclosure so that the other party may seek an appropriate remedy.

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ARTICLE XVIII           EFFECTIVE DATE; EXECUTION

                        The said MONY Life Insurance Company, New York, New York, MONY Life Insurance Company of America, Phoenix, Arizona, and the said Munich American Reassurance Company, Atlanta, Georgia, declare that this agreement and all its terms will be effective as of March 1, 2002, and will apply to all eligible policies applied for on and after such date, even though such policies may have been backdated for up to six months to save age. In witness whereof they have by their officers executed and delivered this agreement in duplicate.

                                MONY LIFE INSURANCE COMPANY

                                By     /s/ Pamela J. Duffy
                                       -----------------------------------------

                                Title: VP

Attest  /s/ David S. Waldman    Date   10/22/02
        ----------------------         -----------------------------------------
        Assistant Secretary

                                MONY LIFE INSURANCE COMPANY OF AMERICA

                                By     /s/ Pamela J. Duffy
                                       -----------------------------------------

                                Title: asst VP

Attest  /s/ David S. Waldman    Date   10/22/02
        ----------------------         -----------------------------------------
        Secretary

                                MUNICH AMERICAN REASSURANCE COMPANY

                                By     /s/ [to come in]
                                       -----------------------------------------

                                Title: 2nd VP

Attest  /s/ [to come in]        Date   14 OCT 2002
        ---------------------          -----------------------------------------

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